Exhibit 10.33

NON-COMPETITION AGREEMENT

This NON-COMPETITION AGREEMENT (this “Agreement”) is entered as of June 5, 2009 (the “Closing Date”), by and between Sundari Mitra, an individual (the “Employee”), and MOSYS, INC., a Delaware corporation (“MoSys”).

WHEREAS, simultaneously with the effectiveness of this Agreement, MoSys shall acquire (the “Transaction”) substantially all of the assets of Prism Solutions, Inc., a Delaware corporation (“Prism”), together with the goodwill of Prism, upon the terms and subject to the conditions set forth in the Agreement for the Purchase and Sale of Assets, dated as of June 5, 2009, by and between MoSys and Prism (the “Purchase Agreement”).  The Employee owns 1,939,835 shares of common stock of Prism.  The Purchase Agreement provides that the parties’ entry into this Agreement is a condition of MoSys’ obligation to consummate the Transaction.

NOW, THEREFORE, in order to induce MoSys to consummate the Transaction, the Employee hereby agrees as follows:

SECTION 1  Covenants

1.1  General.  The Employee acknowledges and understands that: (a) as of the Closing Date, Prism is engaged in the business of designing, developing and licensing integrated circuit serial interconnect/ I/O design and high-speed memory parallel interconnect technology, including, but not limited to, SerDes and DDR3/2, and providing related services (the “Business”) and that, following the Closing Date, MoSys and/or a subsidiary of MoSys will continue to conduct the Business; (b) the Employee has had access to trade secrets of and confidential information concerning the Business not readily available to the public; and (c) the agreements and covenants contained in this Agreement are essential to protect the business and goodwill of Prism which is being acquired by MoSys.  Any reference to MoSys in this Section 1 is deemed to refer also to every subsidiary (direct and indirect) of MoSys during the term of this Agreement.

1.2  Location of Business.  The parties hereto acknowledge and agree that the Business is currently conducted by means of domestic and international sales and services arrangements and the Internet and, as such, is conducted in all counties of California and all continents, countries and cities outside California.

1.3  Non-Competition Provisions.

(a)  Agreement Not to Compete.  For a period of eighteen (18) months from the Closing Date (the “Restricted Period”), and provided that the Employee receives from the Company any and all compensation and benefits required pursuant to the terms of his or her employment agreement (or offer letter) with the Company, the Employee shall not (i) engage in the Business anywhere or (ii) serve as an employee or director of, or a consultant to, or own more than 1% of the outstanding voting equity securities of, any Competing Entity (as defined below) anywhere in the world.

Notwithstanding the termination of the Restricted Period, the Employee shall remain subject to the restrictions and obligations contained in the Employment, Confidential Information and Invention Assignment Agreement entered into with MoSys on or around the Closing Date.

For purposes of this Agreement, the term “Competing Entity” shall mean:  (i) a corporation or other entity the principal business function of which is the Business; or (ii) a corporation, or business unit of a corporation, or other entity that derives significant gross revenues from the Business in any given fiscal year.  Notwithstanding anything to the contrary contained in this Agreement, the Employee may (without being deemed to have breached any provision of this Agreement) serve as an employee of any Competing Entity if the services performed by the Employee for such Competing Entity, or the primary responsibilities of the Employee as an employee of such Competing Entity, do not relate directly or indirectly to the Business whether in a supervisory or support capacity.

(b)  Engage in Business.  For purposes of this Section 1.3, the term “engage in business” shall include, without limitation, maintenance of business assets and properties, and dealings with actual or potential customers, licensees, suppliers, vendors, partners, channel affiliates or co-marketers, the principal business function of which is the Business.

(c)  Exception.  Nothing in this Section 1.3 shall prevent the Employee from owning less than 1% of the outstanding shares of any corporation listed on a national securities exchange or actively traded on an over-the-counter market.  Furthermore, if MoSys fails to pay the Employee the compensation and benefits (including severance benefits) required pursuant to the terms of his employment agreement (or offer letter) with the Company, none of the restrictions set forth herein shall apply and any Restricted Period shall terminate on the date of termination of Employee’s employment.  Furthermore, if MoSys terminates the Employee’s employment without Cause (as defined in the Employee’s employment agreement or offer letter) and pays severance benefits to the Employee during the Restricted Period, the restrictions set forth herein shall cease to apply and the Restricted Period shall terminate on the last day of the period determined by the amount of severance benefits paid to the Employee, as determined in accordance with Employee’s employment agreement or offer letter.

(d)  Termination.  This Agreement shall terminate and expire, and shall cease to be of any force or effect, upon the expiration of the Restricted Period.

1.4  Customers and Vendors; Non-Disparagement.   During the Restricted Period, the Employee will not (i) request or advise any customer, subscriber, supplier, vendor, partner, channel affiliate or co-marketer of MoSys or any Beneficiary (as defined below) to curtail or otherwise adversely change, or to cancel, such person’s or entity’s patronage of or relationship with MoSys or any Beneficiary, or (ii) make statements to any such person or entity with the intent of having any such effects or which are reasonably likely to have any of such effects or (iii) make public statements, or statements to any current or prospective employee, consultant, agent, customer or vendor of MoSys or any Beneficiary, which are reasonably likely to adversely affect the public standing of MoSys or any Beneficiary or such entity’s services.  Notwithstanding the preceding sentence, the Employee shall not be restricted from making statements regarding MoSys or any Beneficiary or such entity’s services otherwise prohibited by this Section 1.4 when giving evidence in connection with any administrative, judicial or arbitral proceeding, provided the Employee has been advised by its, his or her counsel that giving evidence in connection with such proceeding is required.

SECTION 2  General

2.1  Rights and Remedies upon Breach.  If the Employee breaches any of the provisions of Section 1, Prism, MoSys and any corporation or other entity to which a substantial part of the Business is transferred or which otherwise succeeds to a substantial part of the Business (each a “Beneficiary” and collectively, the “Beneficiaries”) shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to any of the Beneficiaries under law or in equity.

(a)  Specific Performance.  The right and remedy to have the provisions of Section 1 specifically enforced by any court of competent jurisdiction by way of an injunction or other legal equitable relief, it being agreed that any breach of the covenants specified in Section 1 would cause irreparable injury to the Beneficiaries and that pecuniary compensation would not afford adequate relief to the Beneficiaries, or it would be extremely difficult to ascertain the amount of compensation which would afford adequate relief.  Therefore, the Employee agrees that, in the event of any such breach or threatened breach of Section 1, the Beneficiaries will have the right to seek and obtain injunctive relief.

(b)  Accounting.  The right and remedy to require the Employee, if he is in knowing breach of the Agreement, to account for and pay over to the Beneficiaries any and all compensation received by the Employee pursuant to his employment agreement as a result of the termination of his employment with the Company, net gains or other benefits received by the Employee as the result of any action constituting a breach of this Agreement.

2.2  Severability of Covenants.  The Employee acknowledges and agrees that the covenants contained in Section 1 are reasonable and valid in duration and geographical scope and in all other respects.  If any court determines that any of such covenants, or any part thereof, is invalid or unenforceable in any respect, such covenant shall not thereby be affected in any other respect and shall be given full effect in all other respects.  If any court determines that any of such covenants, or any part thereof, is unenforceable because of the duration or geographical scope of such provision, the parties intend that such court shall reduce the duration or geographical scope of such provision, as the case may be, and, in its reduced form, enforce such provision.  The covenants of this Agreement are independent of and separable from each other, and no covenant shall be affected or rendered invalid or unenforceable by virtue of the fact that any other covenant may be invalid or unenforceable in whole or in part for any reason.

2.3  Enforceability in Jurisdictions; Governing Law. MoSys and the Employee intend to and hereby confer nonexclusive jurisdiction to enforce this Agreement upon the courts of any jurisdiction within the geographical scope of the covenants set forth in Section 1.  If the courts of any one or more of such jurisdictions hold any portion of this Agreement unenforceable under the law applied by such court, it is the intention of the parties that such determination not bar or in any way affect the right of the Beneficiaries to the relief provided above in the courts of any other jurisdiction within the geographical scope of the provisions of this Agreement as to breaches of such provisions in such other respective jurisdictions, such provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.  As to activities of the Employee in California, this Agreement shall be governed by California law.  As to activities of the Employee outside California, this Agreement shall be governed by the law of the jurisdiction in which such activities are conducted.

2.4  Assignability.  This Agreement is binding upon the parties hereto and shall inure to the benefit of every Beneficiary.

2.5  Amendment and Modification; Waiver.  This Agreement may not be amended, modified or supplemented, except by an instrument in writing signed on behalf of each party and otherwise as expressly set forth herein.  No failure or delay of either party in exercising any right or remedy hereunder shall operate as a waiver thereof.  Any such waiver by a party shall be valid only if set forth in writing by such party.

2.6  Notices.  All notices and other communications hereunder shall be in writing and shall be deemed duly given if delivered personally or sent by facsimile, overnight courier or registered or certified mail, postage prepaid, to:

if to MoSys:

MoSys, Inc. 755 N. Mathilda Avenue Sunnyvale, CA 94085 Fax: (408) 731-1893 Attn: Chief Financial Officer

with a copy to:

Bingham McCutchen LLP 1900 University Avenue East Palo Alto, CA 94303 Facsimile: (650) 849-4800 Attention: Alan B. Kalin

if to the Employee:

Fax:
Email:

2.7  Other Provisions.

(a)  Attorneys’ Fees.  If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements, in addition to any other relief to which he, she or it may be entitled.

(b)  Entire Agreement; Not Binding Until Executed.  This Agreement constitutes the entire agreement, and supersedes all prior written agreements, arrangements and understandings and all prior and contemporaneous oral agreements, arrangements and understandings between the parties with respect to the subject matter of this Agreement.  No party to this Agreement shall have any legal obligation to enter into the transactions contemplated hereby unless and until this Agreement shall have been executed and delivered by each of the parties.

(c)  Descriptive Headings.  The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

(d)  Mutual Drafting.  The parties hereto have participated jointly in the negotiation and drafting of this Agreement and have been represented by their own legal counsel in connection with the transactions contemplated by this Agreement, with the opportunity to seek advice as to their legal rights from such counsel.  In the event an ambiguity or question of intent or interpretation arises, this Agreement is to be construed as jointly drafted by the parties hereto and no presumption or burden of proof is to arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or by reason of the extent to which any such provision is inconsistent with any prior draft hereof.

(e)  Counterparts.  This Agreement may be executed in counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party.

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IN WITNESS WHEREOF, the parties have signed this Non-Competition Agreement as of the date first above written.

MOSYS, INC.

By:	/s/Leonard Perham
Name:
Title:

EMPLOYEE:

/s/ Sundari Mitra
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